EXHIBIT 10.3

VISUALANT, INCORPORATED

This Letter Agreement serves as acknowledgement by Visualant, Inc, as Guarantor of the Loan and Security Agreement dated December 9, 2008 between TransTech Systems, Inc. and BFI Business Finance, that TransTech Systems, Inc.  is executing a Secured Promissory Note, dated March 19, 2014 in the amount of $105,000 with BFI Business Finance.

The terms of the Secured Promissory Note are therein contained and will be fulfilled directly by TransTech Systems, Inc.

Visualant, Inc. further acknowledges awareness and agreement with the following section in Addendum A of the Secured Promissory Note:

15. It shall be a condition precedent to the Advance being made under this Note that Lender shall have received a fully executed letter agreement between Borrower’s guarantor, Visualant, Incorporated (“Guarantor”) and Borrower, whereby Guarantor agrees that all outstanding obligations owing under this Note, if any, shall be directly remitted to Lender by Guarantor on such Maturity Date.

Visualant, Inc. acknowledges that the Maturity Date in the Secured Promissory Note is June 12, 2014 and as Guarantor will retire the Secured Promissory Note on said Maturity Date if TransTech Systems, Inc. has not done so under the terms of the agreement.

VISUALANT, INCORPORATED

Date: March 19, 2014	By:	/s/ Ronald P. Erickson
Ronald P. Erickson
Chief Executive Officer, President, and Director
(Principal Executive Officer)

Date: March 19, 2014	By:	/s/ Mark Scott
Mark Scott
Chief Financial Officer, Secretary and Treasurer
(Principal Financial and Accounting Officer)